EXHIBIT 12




                             JORDAN INDUSTRIES, INC.
             COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                                 Year Ended December 31,
                                              -----------------------------

                                                2004      2003      2002
                                                ----      ----      -----
Fixed Charges:
     Interest expense                          $66,048   $83,215   $89,332
     Rental expenses included in fixed
       charges                                   5,198     4,927     5,207
                                                ------    ------     -----
              Total Fixed Charges               71,246    88,142    94,539
Earnings:
     Pre-tax income (loss)                      (4,901)  (35,096)   53,390
     Plus: fixed charges                        71,246    88,142    94,539
                                                ------    ------   -------
              Total Earnings                    66,345    53,046   147,929
                                                ------    ------   -------
Ratio of Earnings to Fixed Charges                0.93      0.60      1.56
                                                  ====      ====      ====